Exhibit 10.3

ALLIED NEVADA GOLD CORP.

RESTRICTED SHARE RIGHT GRANT LETTER

To:	•
Date:	•

This notice is to evidence that you have been granted • Restricted Share Rights in the following amounts and on the following terms:

Number of Restricted Share Rights awarded	Date(s) of expiry of applicable Restricted Period(s) (vesting dates)

•	•

•	•

•	•

This notice serves as a Restricted Share Right Grant Letter under section 3.06 of the Allied Nevada Gold Corp. Inc. (“Allied Nevada”) Restricted Share Plan (the “Plan”). All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Plan. In the event of any inconsistency between the terms of this Restricted Share Right Grant Letter and the Plan, the terms of the Plan shall govern.

Vesting of your Restricted Share Rights evidenced by this Restricted Share Right Grant Letter shall be subject to the terms of the Plan, the resolutions of the Board approving the grant and the administrative rules passed by the Committee under the Plan.

If you are a Canadian resident and wish to defer the vesting of your Restricted Share Rights, you may do so in accordance with the terms of the Plan, the resolutions of the Board approving the grant and the administrative rules of the Committee under the Plan.

Dated this • day of •, 2007.

ALLIED NEVADA GOLD CORP.

Name:	Scott Caldwell
Title:	President and Chief Executive Officer